EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Form S-3 Registration Statement of our report dated March 29, 2024, which includes an explanatory paragraph related to Vincerx Pharma, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Vincerx Pharma, Inc. as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

January 24, 2025